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                                                                EXHIBIT 99.1


                                  NEWS RELEASE
                           COACHMEN INDUSTRIES, INC.
             2831 Dexter Drive P. O. Box 3300 Elkhart, Indian 46515
                         574/595-0123 Fax 574/262-8823




For immediate release Thursday, December 12, 2002

COACHMEN INDUSTRIES REPORTS STRONG SALES AT RV
INDUSTRY TRADE SHOW
ORDERS UP 31%


ELKHART, INDIANA--Coachmen Industries, Inc. (NYSE:COA) announced today that sales of its RVs at the RV industry trade show in Louisville, Kentucky earlier this month were robust. Coachmen, which produces most RV product types under several brand names at various price points, noted that unit sales during the three-day show were up 31 percent compared to last year. A significant number of new dealer applications were also taken during the show.


"We're very pleased with this healthy increase in sales at the Louisville show as we continue to receive additional orders," commented Claire Skinner, Chairman, CEO and President of Coachmen Industries. "Our newest models have not only been enthusiastically accepted by our dealer body, they've been selling briskly at the retail level, too. Our strategy of listening to our customers and then designing our RVs with their input in mind is an important reason for our sales success. In recent months a significant number of younger, first-time buyers have purchased Coachmen Industries RVs and that bodes well for our future growth as these buyers will likely consider another Coachmen product when they decide to upgrade."

Coachmen continues to increase production capacity in order to keep up with very strong demand for its RVs. The Company's sales continue to outpace the industry, which has experienced a 20 percent increase in wholesale shipments through October while Coachmen's shipments to its dealers are up 25 percent for the same time period.

The popularity of the Company's entry-level towable products, especially the Coachmen(R) Spirit of America(TM) series, has contributed to Coachmen (R) regaining the title of the best selling travel trailer brand name in the country, as reported by industry researcher Statistical Surveys, Inc. The Spirit of America(TM) travel trailer series has been so successful, a fifth wheel version was introduced at the Louisville show.


Georgie Boy(R), Coachmen Industries' other class A motorhome manufacturer, showcased a new rear-diesel motorhome at Louisville. The Bellagio(TM), rich looking far beyond its price point, features full body paint and an array of amenities typically only found in more expensive motorhomes.

Viking Recreational Vehicles, the Company's fold-down camper subsidiary, unveiled two new

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Coachmen Industries Reports Strong Sales at RV Industry Trade Show
Page 2
December 12, 2002
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low-priced camping trailers designed to appeal to the first-time buyer.
Shasta(R), which produces both class C motorhomes and towable RVs, introduced the Capri(TM), a new ultra lightweight travel trailer designed to be both affordable and easily towed by a family's existing vehicle.

Founded in 1964, Coachmen Industries, Inc. is one of the nation's leading manufacturers of recreational vehicles with well-known brand names including COACHMEN(R), GEORGIE BOY(R), SHASTA(R) and VIKING(R). Coachmen Industries is also the largest modular home producer in the nation with its ALL AMERICAN HOMES(R) and MOD-U-KRAF(R) subsidiaries. Modular commercial and telecommunication structures are manufactured by the Company's Miller Building Systems subsidiary. Prodesign, LLC is a subsidiary that custom thermoforms composite and plastic parts for numerous industries under the PRODESIGN(R) brand. Coachmen Industries is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.


For more information:
Rich Allen, Corporate Communications, Coachmen Industries, Inc.
Phone: 574-262-0123 (Elkhart, IN)
E-mail: rallen@coachmen.com
World Wide Web: www.coachmen.com

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